Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone (403) 691-8000
2700 205 – 5th Avenue SW	Telefax (403) 691-8008
Calgary AB T2P 4B9	Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation

We consent to:

•

the inclusion and use in this annual report on Form 40-F and the incorporation by reference in the registration statement on Form S-8 (No. 333-167614), the registration statement on Form F-10 (No. 333-167610) and the registration statement on Form F-4 (Nos. 333-179427-01 to 333-179427-18) of our report dated March 9, 2012, on the consolidated statement of financial position of Precision Drilling Corporation as at December 31, 2011, December 31, 2010 and January 1, 2010 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010; and

•

the inclusion and use in the annual report on Form 40-F and the incorporation by reference in the registration statement on Form S-8 (No. 333-167614) and the registration statement on Form F-4 (Nos. 333-179427-01 to 333-179427-18) of our report dated March 9, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011.

Chartered Accountants

Calgary, Canada

March 30, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.